News Release

Patrick Industries, Inc. Reports Third Quarter 2022 Financial Results
Third Quarter 2022 Highlights (compared to Third Quarter 2021 unless otherwise noted)
•Net sales of $1.11 billion increased 5%, reflecting growth in our marine and housing markets, partially offset by a 40% reduction in RV OEM shipments
•Gross profit of $236 million increased 14%
•Gross margin of 21.3% increased 170 basis points
•Operating income of $93 million
•Operating margin of 8.3% decreased 50 basis points
•Net income of $59 million increased 2%
•Diluted earnings per share of $2.43 includes a reduction for the impact of the accounting treatment for convertible notes of $0.20 per share
•Operating cash flows of $156 million increased 126%
•Returned $14 million to shareholders in the quarter, including $7 million through common stock purchases

ELKHART, IN - October 27, 2022 - Patrick Industries, Inc. (NASDAQ: PATK), a leading component solutions provider for the Leisure Lifestyle and Housing markets today reported financial results for the third quarter ended September 25, 2022.

Net sales in the third quarter of 2022 increased $52 million, or 5%, to $1.11 billion from $1.06 billion in the third quarter of 2021, demonstrating the benefit of our strategic end market diversification initiatives. The strength in our marine and housing end markets, market share gains, and the contribution of acquisitions completed in 2021 and 2022 more than offset a $110 million decline in RV revenues in the quarter resulting from the planned reduction of production by our RV OEM customers.

Operating income remained stable at $93 million compared to the third quarter of 2021, and the operating margin of 8.3% in the third quarter of 2022 decreased 50 basis points compared to 8.8% in the same period a year ago. The decline in margin was driven principally by fixed cost absorption related to reduced RV OEM production of approximately 40% in the quarter, increased infrastructure investments to support our growth and strategic diversification efforts, continued execution of our IT transformation initiatives, and an increase in amortization of intangible assets from recent acquisitions, partially offset by the continued realization of efficiencies related to automation initiatives.

Net income increased 2% to $59 million, from $57 million in the third quarter of 2021. Diluted earnings per share of $2.43 decreased 1% compared to $2.45 for the third quarter of 2021. Third quarter 2022 diluted earnings per share includes a reduction of $0.20 for the accounting treatment of convertible notes discussed below.

In the first quarter of 2022, the Company adopted a new accounting standard that requires its 1.00% convertible notes due 2023 to be presented on an "if converted" basis in the calculation of diluted earnings per share. As a result of the adoption of this standard, the Company's third quarter 2022 diluted earnings per share was reduced by $0.20. Prior year results do not reflect the adoption of the new accounting standard. The Company does not intend to issue shares in settlement of the 1.00% convertible notes due 2023 that may be converted by their holders.

"We are pleased with our third quarter performance which reflects the resilience of our business and margin profile as a result of our end market diversification and the diligence of our team as we worked with each of our customers in very dynamic market conditions to meet evolving consumer demand," said Andy Nemeth,

Chief Executive Officer. "We remain focused on ensuring that our business is scalable to enable us to stay nimble, and our strong balance sheet positions us well to flex our business model and capitalize upon opportunities for additional growth and strategic diversification."

Jeff Rodino, President, said, "Our team continues to effectively and efficiently manage our business as we navigate the current reduction of production levels in our RV end market while supporting the growth in our marine and housing end market revenues. Our RV customers' thoughtful discipline in managing production is helping maintain healthy dealer inventory levels and continues to position the industry well to manage through a range of potential market conditions."

Third Quarter 2022 Revenue by Market Sector (compared to Third Quarter 2021 unless otherwise noted)
RV (47% of Revenue)
•Revenue of $524 million decreased 17% while wholesale RV industry unit shipments decreased 40%
•Content per wholesale RV unit (on a trailing twelve-month basis) increased 36% to $5,071

Marine (24% of Revenue)
•Revenue of $271 million increased 57% while estimated wholesale powerboat industry unit shipments increased 5%
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 60% to $5,109

Manufactured Housing ("MH") (16% of Revenue)
•Revenue of $175 million increased 30% while estimated wholesale MH industry unit shipments increased 10%
•Estimated content per wholesale MH unit (on a trailing twelve-month basis) increased 21% to $6,023

Industrial (13% of Revenue)
•Revenue of $142 million increased 19% while industry housing starts decreased 7%

Balance Sheet, Cash Flow and Capital Allocation

Cash provided by operations for the third quarter of 2022 of $156 million increased 126% compared to $69 million in the third quarter of 2021, reflecting continued profitability in our end markets and monetization of our working capital. Capital expenditures totaled $19 million in the third quarter of 2022, reflecting continued investments in infrastructure, software, and automation initiatives to better align resources for increased scalability, flexibility and efficiency. Net repayments on our revolving credit facility totaled $140 million in the third quarter of 2022.
In alignment with our capital allocation strategy, we returned approximately $14 million to shareholders in the third quarter of 2022, including $7 million through opportunistic repurchases of approximately 154,400 shares and $7 million of dividends.
Our total debt at the end of the third quarter was approximately $1.36 billion, resulting in a total net leverage ratio of 1.8x (as calculated in accordance with our credit agreement). Available net liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $485 million which is net of a $202.5 million temporary reserve against our $775 million revolving credit facility availability until the settlement of our 1.00% convertible notes due February 2023.

Business Outlook and Summary
"In the third quarter of 2022, our team did an outstanding job of flexing our production capabilities and managing our variable costs in response to a 40% reduction in RV OEM shipments," continued Mr. Nemeth. "The marine and housing markets, which represent 53% of our total revenues, continued to perform well and have runway for channel fill with lower than optimum dealer and field inventory levels despite macro-economic headwinds. We believe our ongoing efforts to grow and diversify our end markets will continue to bear fruit and position the Company to manage effectively through periods of volatility. Our capital investment in automation and innovation will aid our ability to grow market share while also helping to drive a resilient margin profile. The $225 million increase in our revolving credit facility capacity during the third quarter of 2022, our balanced capital structure, and improving cash flow provide a solid liquidity foundation and support our goal of delivering long-term value for our shareholders, team members, customers, partners, and communities."
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its third quarter 2022 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, October 27, 2022 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
About Patrick Industries, Inc.
Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with over 12,000 employees across the United States.
Use of Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt and available liquidity may differ from similarly titled measures used by others. We calculate net debt by subtracting cash and cash equivalents from the gross value of debt outstanding. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of the continuing financial and operational uncertainty due to the COVID-19 pandemic, including its impact on the overall economy, our sales, customers, operations, team members, suppliers, and the countries where we have operations or from which we source products and raw materials, such as China; the effects of external economic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions, including as a result of the current war in Ukraine; adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; the imposition of restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyber attacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital to include inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.
Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Third Quarter Ended		Nine Months Ended
(thousands except per share data)	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021

NET SALES	$1,112,089	$1,060,177	$3,929,957	$2,930,613
Cost of goods sold	875,638	852,016	3,071,057	2,356,443
GROSS PROFIT	236,451	208,161	858,900	574,170

Operating Expenses:
Warehouse and delivery	39,997	35,885	125,213	100,613
Selling, general and administrative	84,924	64,245	250,969	175,842
Amortization of intangible assets	18,769	14,758	54,175	40,695
Total operating expenses	143,690	114,888	430,357	317,150

OPERATING INCOME	92,761	93,273	428,543	257,020
Interest expense, net	15,302	15,436	44,990	41,195
Income before income taxes	77,459	77,837	383,553	215,825
Income taxes	18,640	20,440	95,537	51,930
NET INCOME	$58,819	$57,397	$288,016	$163,895

BASIC NET INCOME PER COMMON SHARE	$2.66	$2.52	$12.93	$7.18
DILUTED NET INCOME PER COMMON SHARE	$2.43	$2.45	$11.78	$7.01

Weighted average shares outstanding - Basic	22,087	22,789	22,274	22,826
Weighted average shares outstanding - Diluted	24,413	23,403	24,573	23,375

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
(thousands)	September 25, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$53,269	$122,849
Trade receivables, net	285,734	172,392
Inventories	733,970	614,356
Prepaid expenses and other	34,448	64,478
Total current assets	1,107,421	974,075
Property, plant and equipment, net	343,262	319,493
Operating lease right-of-use assets	164,725	158,183
Goodwill and intangible assets, net	1,273,065	1,191,833
Other non-current assets	8,177	7,147
TOTAL ASSETS	$2,896,650	$2,650,731

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$7,500
Current operating lease liabilities	43,352	40,301
Accounts payable	188,691	203,537
Accrued liabilities	196,361	181,439
Total current liabilities	435,904	432,777
Long-term debt, less current maturities, net	1,333,455	1,278,989
Long-term operating lease liabilities	124,289	120,161
Deferred tax liabilities, net	42,812	36,453
Other long-term liabilities	13,514	14,794
TOTAL LIABILITIES	1,949,974	1,883,174

TOTAL SHAREHOLDERS’ EQUITY	946,676	767,557

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,896,650	$2,650,731

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended
(thousands)
	September 25, 2022	September 26, 2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$288,016	$163,895
Depreciation and amortization	96,256	76,298
Stock-based compensation expense	15,596	17,307
Amortization of convertible notes debt discount	1,399	5,528
Other adjustments to reconcile net income to net cash provided by operating activities	(664)	8,184
Change in operating assets and liabilities, net of acquisitions of businesses	(170,795)	(123,795)
Net cash provided by operating activities	229,808	147,417
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(63,437)	(44,155)
Business acquisitions and other investing activities	(145,447)	(299,561)
Net cash used in investing activities	(208,884)	(343,716)
NET CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	(90,504)	196,414
(Decrease) increase in cash and cash equivalents	(69,580)	115
Cash and cash equivalents at beginning of year	122,849	44,767
Cash and cash equivalents at end of period	$53,269	$44,882

PATRICK INDUSTRIES, INC.
Net Income Per Common Share

The table below illustrates the calculation for diluted share count which shows the dilutive impact of the adoption of ASU 2020-06 on our 1.00% convertible notes due 2023 as mentioned above:

	Third Quarter Ended		Nine Months Ended
(thousands except per share data)	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021
Numerator:
Net income for basic per share calculation	$58,819	$57,397	$288,016	$163,895
Effect of interest on potentially dilutive convertible notes, net of tax	478	—	1,417	—
Net income for dilutive per share calculation	$59,297	$57,397	$289,433	$163,895
Denominator:
Weighted average common shares outstanding - basic	22,087	22,789	22,274	22,826
Weighted average impact of potentially dilutive convertible notes	2,064	—	2,053	—
Weighted average impact of potentially dilutive securities	262	614	246	549
Weighted average common shares outstanding - diluted	24,413	23,403	24,573	23,375
Net income per common share:
Basic net income per common share	$2.66	$2.52	$12.93	$7.18
Diluted net income per common share	$2.43	$2.45	$11.78	$7.01